UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 20, 2016

MainSource Financial Group, Inc.

(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	0-12422 (Commission File Number)	35-1562245 (IRS Employer Identification No.)

2105 N. State Road 3 Bypass

Greensburg, Indiana 47240

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (812) 663-6734

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 27, 2016, the Board of Directors of MainSource Financial Group, Inc. (“MainSource”), pursuant to the authority granted by the Bylaws of MainSource and contingent upon the closing of the merger (the “Merger”) of MainSource and Cheviot Financial Corp. (“Cheviot”), voted to appoint John T. Smith to the Board effective as of the first regularly scheduled meeting of the Board following the closing of the Merger, or June 27, 2016.  Mr. Smith will also join the board of directors of MainSource Bank.  Mr. Smith was a member of the board of directors of Cheviot and Cheviot Savings Bank since 1995.

Pursuant to the 2016 Director Compensation Plan (the “Plan”), Mr. Smith will receive an annual retainer of $40,000 (pro-rated for 2016-2017), payable in shares of restricted common stock of MainSource valued at $21.89, which was the closing price of MainSource’s common stock on April 27, 2016, the date of the MainSource 2016 Annual Meeting.  The retainer shares will vest as follows:

Number of Shares Vesting	Vesting Date
153	Date of Grant
457	August 1, 2016
457	November 1, 2016
457	February 1, 2017

Additionally, Mr. Smith will receive cash fees under the Plan for each Board or committee meeting he attends.

Mr. Smith’s initial term as a director of MainSource will end at the 2017 Annual Meeting of Shareholders.

In addition to his prior service on the Cheviot Board, Mr. Smith is the Secretary of Hawkstone Associates, Inc. dba Triumph Energy Corp., a gasoline wholesaler and retailer.  His experience as the Secretary, and previously as the Treasurer of Hawkstone Associates, provides Mr. Smith with knowledge of the local economy and business, and experience dealing with customers and employees. Mr. Smith has lived in the Cincinnati, Ohio, community much of his life.

Mr. Smith was appointed to the Board pursuant to the Agreement and Plan of Merger dated November 23, 2015 (the “Merger Agreement”) by and between MainSource and Cheviot, which provided for MainSource to appoint one individual who was a director of Cheviot as a member of the MainSource and MainSource Bank boards of directors following the Merger.  There are no current or proposed transactions between the MainSource and Mr. Smith or his immediate family members requiring disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

Item 8.01.                                        Other Events.

On May 20, 2016, MainSource completed its previously announced acquisition of Cheviot Financial Corp. pursuant to the Merger Agreement.  Pursuant to the terms of the Merger Agreement, which was approved by the shareholders of Cheviot on May 10, 2016, Cheviot was merged with and into MainSource, with MainSource being the surviving corporation.  Immediately following the Merger, Cheviot Savings Bank, the wholly-owned subsidiary of Cheviot, was merged with and into MainSource Bank, the wholly-owned subsidiary of MainSource, with MainSource Bank being the surviving bank.

Upon completion of the Merger, each issued and outstanding share of Cheviot common stock converted into the right to receive, at the shareholders’ election, either 0.6916 shares of MainSource common stock or $15.00 in cash, subject to the requirement that the total consideration for the Merger consist of 50% common stock and 50% cash.  Additionally, all outstanding Cheviot stock options converted into the right to receive an amount of cash for each share of Cheviot common stock subject to such stock options equal to the difference (if positive) between (A) $15.00 minus (B) the exercise price of such stock option, multiplied by the number of shares of Cheviot common stock subject to such stock option.  Based upon the May 19, 2016 closing price of $21.48 per share of MainSource common stock, and including cash payable to Cheviot stock option holders in connection with the conversion of Cheviot stock options into a right to receive cash as described above, the transaction is valued at approximately $102.5 million.

A copy of the MainSource press release dated May 23, 2016 announcing the completion of the Merger is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits.

99.1                        Press Release of MainSource Financial Group, Inc. dated May 23, 2016.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 23, 2016

MAINSOURCE FINANCIAL GROUP, INC.

	By:	/s/ Archie M. Brown, Jr.
Archie M. Brown, Jr.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release Issued by MainSource Financial Group, Inc. dated May 23, 2016.